FOR IMMEDIATE RELEASE
Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com
Smithfield Foods Reports First Quarter Results
Highlights

•	Net income was $39.5 million

•	Diluted EPS was $.27

•	Sales of $3.4 billion, up 10%

•	Total Pork operating profit was $61.4 million

◦	Fresh Pork operating loss was $(36.5) million

◦	Packaged Meats operating profit was $97.9 million

•	Hog Production operating profit was $66.5 million

•	International operating profit was $1.9 million
SMITHFIELD, Virginia (September 6, 2013)-Smithfield Foods, Inc. (NYSE:SFD) today reported fiscal 2014 first quarter results. All comparisons are to the first quarter of fiscal year 2013.
“The key driver of our business continues to be packaged meats where we achieved solid margins, while growing volume, as well as market share and distribution across a number of our core brands and product categories in the first quarter,” said C. Larry Pope, president and chief executive officer.
The company's Smithfield, Armour, Kretschmar, Curly's, Margherita and Carando brands all grew in the first quarter. Its Armour and Curly's brands performed especially well, up double-digits. Market share increased across the cooked dinner sausage, dry sausage and marinated pork categories. At the same time, the company expanded distribution of its Eckrich cooked dinner sausage, Gwaltney hot dogs, Smithfield bacon, Curly's BBQ, Armour dry sausage, Armour portable lunches and Smithfield and Farmland marinated pork.
Mr. Pope continued, “The operating environment in fresh pork and our international business was difficult in the first quarter. Normal seasonal weakness in fresh pork was exacerbated by declines in key export markets, namely Japan, as well as China and Russia. Higher raising costs in our hog production businesses in Eastern Europe and Mexico adversely impacted earnings in our international segment.”
Mr. Pope further noted that while these results were disappointing, the company's integrated model helped lessen the adverse impact of weakness in other segments. “Our hog production earnings nearly tripled from last year on higher hog prices,” he said.
Sales for the first quarter of fiscal 2013 were $3.4 billion, up 10%. Net income was $39.5 million ($.27 per diluted share) in the first quarter, compared to net income of $61.7 million ($.40 per diluted share) last year.
Business Segment Discussion
First Quarter Results
Pork
Fresh Pork
Historically, the first quarter is seasonally the weakest period for fresh pork. Fresh pork operating margins decreased to (3)%, or $(5) per head, resulting from higher hog costs that could not be fully passed through in prices and export market weakness. The company processed 4% more hogs.

Packaged Meats
Packaged meats operating margins were solid at 7%, or $.16 per pound, but declined on higher raw material costs, particularly bellies. Volume grew 2%. The company delivered volume growth in six of its twelve core brands: Smithfield, Armour, Kretschmar, Curly's, Margherita and Carando. The company gained market share in several strategic product categories including cooked dinner sausage, dry sausage and marinated pork. In addition, the company increased distribution of its Eckrich cooked dinner sausage, Gwaltney hot dogs, Smithfield bacon, Curly's BBQ, Armour dry sausage, Armour portable lunches and Smithfield and Farmland marinated pork.
Hog Production
Hog Production operating margins were strong at 8%, or $17 per head. Year over year, live hog market prices rose 6% to $71 per hundredweight, while raising costs increased 2% to $68 per hundredweight. The company sold 6% more hogs.
International
International operating margins declined to 1% largely from higher feed costs in the company's hog production operations.
Outlook
“The first quarter should mark the low point of the year for Smithfield. We will continue to execute on our long-term strategic growth plan, focused on improving our earnings stream and migrating Smithfield further towards a consumer packaged meats company,” Mr. Pope said.
The focal points of the company's growth strategy include increased consumer marketing, product innovation and capital investment to maximize Smithfield's existing business by improving its product mix toward differentiated, branded and value-added products, both domestically and in the export markets. “We are leveraging our integrated platform to augment this strategy," he commented.
Mr. Pope concluded, “Despite the lackluster first quarter, we remain very optimistic about the future of Smithfield.”
Smithfield and Shuanghui Merger
As previously announced on May 29, 2013, Smithfield and Shuanghui International Holdings Limited (“Shuanghui”) entered into a definitive merger agreement that values Smithfield at approximately US$7.1 billion, including the assumption of Smithfield's net debt. Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, Shuanghui will acquire all of the outstanding shares of Smithfield for US$34.00 per share in cash.
The transaction, which is expected to close in the second half of 2013, remains subject to certain conditions, including approval by Smithfield's shareholders, review by the Committee on Foreign Investment in the United States (CFIUS) and other customary closing conditions.
In light of this announcement and until further notice, Smithfield has elected to discontinue conference calls to discuss its quarterly and annual results. The company will continue to issue quarterly earnings press releases.
About Smithfield Foods
Smithfield Foods is a $13 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook's®, Gwaltney®, John Morrell®, Kretschmar®, Curly's®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

Forward-Looking Statements
This press release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the failure to receive, on a timely basis or otherwise, approval of the merger proposal by the Company's shareholders or the approval of government or regulatory agencies with regard to the merger; the failure of one or more conditions to the closing of the merger agreement to be satisfied; the failure of Shuanghui International Holdings Limited to obtain the necessary financing in connection with the merger agreement; the amount of the costs, fees, expenses and charges related to the merger agreement or merger; risks arising from the merger's diversion of management's attention from the Company's ongoing business operations; risks that our stock price may decline significantly if the merger is not completed; the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the merger; the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies; food safety; livestock disease; live hog production costs; product pricing; the competitive environment and related market conditions; risks associated with the Company's indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook; hedging risk; adverse weather conditions; operating efficiencies; changes in foreign currency exchange rates; access to capital; the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; adverse results from litigation; actions of domestic and foreign governments; labor relations issues; credit exposure to large customers; the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, and other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended April 28, 2013.
Additional Information and Where to Find It
In connection with the proposed merger transaction, the Company filed a definitive proxy statement with the SEC on August 19, 2013. Shareholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they contain important information about the proposed merger.
Investors may obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC at the SEC's website at http://www.sec.gov. In addition, investors may obtain a free copy of the definitive proxy statement and the Company's other filings with the SEC from the Company's website at http://investors.smithfieldfoods.com or by directing a request to: Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, Attn: Investor Relations, (757) 365-3050, keiralombardo@smithfieldfoods.com.
The directors, executive officers and certain other members of management and employees of the Company may be deemed "participants" in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger is set forth in the definitive proxy statement filed with the SEC on August 19, 2013. You can also find information about the Company's executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended April 28, 2013.
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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SALES AND OPERATING PROFIT BY SEGMENT
(in millions)

	Three Months Ended
	July 28, 2013		July 29, 2012
Sales:
Pork
Fresh Pork	$1,363.4		$1,261.0
Packaged Meats	1,487.0		1,338.6
Total Pork	2,850.4		2,599.6

Hog Production	872.4		728.8
International	376.0		346.8
Total segment sales	4,098.8		3,675.2
Intersegment	(705.5)		(583.9)
Consolidated	$3,393.3		$3,091.3

Operating profit and margin %:
Pork
Fresh Pork	$(36.5)	(3)%	$(12.0)	(1)%
Packaged Meats	97.9	7%	130.6	10%
Total Pork	61.4	2%	118.6	5%

Hog Production	66.5	8%	23.1	3%
International	1.9	1%	15.8	5%
Corporate	(32.5)		(25.7)
Consolidated	$97.3	3%	$131.8	4%

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	July 28, 2013	July 29, 2012
	(unaudited)
Sales	$3,393.3	$3,091.3
Cost of sales	3,089.1	2,759.1
Gross profit	304.2	332.2
Selling, general and administrative expenses	205.2	201.1
(Income) loss from equity method investments	1.7	(0.7)
Operating profit	97.3	131.8
Interest expense	41.8	42.5
Income before income taxes	55.5	89.3
Income tax expense	16.0	27.6
Net income	$39.5	$61.7

Net income per share:
Basic	$.28	$.40
Diluted	$.27	$.40

Weighted average shares outstanding:
Basic	139.0	154.3
Effect of dilutive shares	4.9	1.0
Diluted	143.9	155.3